NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 24, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 13, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between PropertyGuru Group Limited and Hedychium Limited, a wholly owned subsidiary of Hedychium Group Limited, which are affiliates of investment funds advised by affiliates of BPEA Private Equity Fund VIII, became effective before market open on December 13, 2024. Each Ordinary Share of PropertyGuru Group Limited was converted into 6.70 in cash (USD). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 13, 2024.